Exhibit 99.1

FOR IMMEDIATE RELEASE

WERNER® APPOINTS PAUL HOELTING TO BOARD OF DIRECTORS
OMAHA, Neb., August 10, 2026 — Werner Enterprises, Inc. (Nasdaq: WERN), a premier transportation and logistics provider, announces its Board of Directors (the “Board”) appointed Paul Hoelting to the Board to fill a Class I directorship vacancy.
“We’re pleased to welcome Paul to our Board,” said Werner’s Chairman and CEO, Derek Leathers. “He brings a deep, three-decade track record of executive leadership, financial stewardship and operational transformation in the transportation and logistics space. His extensive governance experience and hands-on expertise in driving growth and operational efficiency will be a tremendous asset as we continue driving Werner forward and reinforcing our commitment to operational excellence.”

Hoelting is a veteran transportation executive with more than 30 years of C-suite experience spanning publicly traded, private and technology-enabled organizations. He recently served as President of TForce Freight, where he led major operational and financial transformations post-UPS separation. Prior to that, he held several executive roles at UPS Freight Company, including Chief Revenue Officer, President of the Dedicated Truckload Division, Chief Financial Officer and Chief Accounting Officer.
Hoelting currently serves as an Executive Advisor to multiple transportation technology and logistics companies, advising on product direction, market expansion and operational scale. He holds a Bachelor of Science in Accounting, a Master of Business Administration and has passed the Certified Public Accountant examination.
To learn more about Werner, visit www.werner.com.
About Werner Enterprises
Werner Enterprises, Inc. (Nasdaq: WERN) delivers superior truckload transportation and logistics services to customers across the United States, Mexico and Canada. With 2025 revenues of nearly $3.0 billion, a modern truck and trailer fleet, more than 14,500 talented associates and our innovative Werner EDGE® technology, we are an essential solutions provider for customers who value the integrity of their supply chain and require safe and exceptional on-time service. Werner® provides Dedicated and One-Way Truckload services as well as Logistics services that include truckload brokerage, freight management, intermodal and final mile. Werner embraces inclusion as a core value and manages key risks and opportunities through a balanced sustainability strategy.
Contact: Jill Samuelson, Associate Vice President – Marketing and Communications
Werner Enterprises, Inc.
(D) 402.819.5319
press@werner.com
Source: Werner Enterprises, Inc.